                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         MATERIAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[MSC LOGO]

                                                                   May 12, 1999

Dear Shareowner:

  The 1999 Annual Meeting of Shareowners will be held on Thursday, June 17, 1999, at 10:00 a.m. CDT in the Auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois. We hope you will attend. We will be voting on the election of directors, the approval of a proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees, a shareowner proposal to request the Board of Directors to redeem the shareowner rights previously issued, and such other matters as may properly come before the meeting. We also will hear management's report regarding the past fiscal year's operations.

  The attached notice of meeting and proxy statement describe the matters upon which the shareowners will vote. It is important that your shares be represented, regardless of the number you own. Accordingly, we urge you to complete the enclosed proxy and promptly return it to us so that your shares can be voted at the meeting in accordance with your instructions.

                            Sincerely,

                            Gerald G. Nadig
                            Chairman, President and
                            Chief Executive Officer

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                               ----------------

  The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 17, 1999, at 10:00 a.m. CDT in the Auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, for the following purposes:

  1. To elect a Board of seven directors;

  2. To consider and vote upon the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees to increase the number of shares of Common Stock issuable thereunder by 400,000 shares;

  3. To consider and vote on a shareowner proposal to request the Board of Directors to redeem the shareowner rights previously issued; and

  4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Shareowners of record at the close of business on April 23, 1999, are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Shareowners are requested to sign and date the enclosed proxy and promptly return it in the envelope enclosed for that purpose, whether or not they expect to be present at the meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise at the meeting.

                                       By Order of the Board of Directors,

                                       James J. Waclawik, Sr.
                                       Vice President,
                                       Chief Financial Officer and Secretary
Elk Grove Village, Illinois
May 12, 1999

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

  This proxy statement is furnished to shareowners of Material Sciences Corporation ("MSC" or the "Company") in connection with the solicitation, by order of the Board of Directors of the Company ("Board"), of proxies for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. CDT, on Thursday, June 17, 1999, at the place and for the purposes set forth in the accompanying notice of the meeting.

  The accompanying proxy is solicited on behalf of the Board and is revocable at any time before the voting thereof by filing with the Secretary of the Company, prior to the shareowner vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. All outstanding shares of the Company's Common Stock, par value $.02 per share ("Common Stock"), represented by properly executed and unrevoked proxies received in time for the meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter to be submitted to shareowners. If no instructions are given, the shares will be voted:

  --for the election to the Board of the nominees indicated in the proxy;

  --in favor of the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees; and

  --against the shareowner proposal to request the Board of Directors to redeem the shareowner rights previously issued.

  The close of business on April 23, 1999, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were outstanding 15,542,199 shares of Common Stock. The Company first sent this proxy statement and the accompanying form of proxy to shareowners entitled thereto on or about May 12, 1999.

  A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Each holder of Common Stock is entitled to one vote per share. If one or more shareowners give notice at the meeting before the voting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. With cumulative voting, holders of Common Stock are entitled, for each share held by them, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated prior to voting) or distribute them among two or more nominees. Under cumulative voting, the seven persons receiving the greatest number of votes shall be elected as directors. Discretionary authority to cumulate votes is being solicited. If the vote with respect to the election of directors is not conducted by cumulative voting, the holders of a majority of shares of Common Stock represented at the meeting in person or by proxy will be able to elect all the directors. Non-voted shares on the election of directors and shares of Common Stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy will not be counted in determining which director nominees receive the greatest number of votes if cumulative voting occurs or will not be counted in determining whether a majority vote with respect to any director has been obtained if cumulative voting is not utilized.

                             ELECTION OF DIRECTORS

  The seven persons listed below are proposed to be elected for a period to end at the 2000 Annual Meeting of Shareowners, when they may be proposed to be re-elected or a successor is elected and qualified at that meeting or, as provided in the Company by-laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the seven nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends. All of the nominees are presently directors of the Company and were elected at the 1998 Annual Meeting of Shareowners. Roxanne J. Decyk, currently a director of the Company, has declined nomination for re-election due to other business and personal commitments.

  Certain information regarding the nominees, as of April 23, 1999, is set forth below, including their ages, the period each has served on the Board and the business experience of each during the past five years.

                               ----------------

              Jerome B. Cohen      Director since 1988

              Age 66

              Dr. Cohen has served as Dean of the Robert R. McCormick School of Engineering and Applied Science (formerly the Technological Institute) at Northwestern University since 1986. Dr. Cohen has been a professor of Materials Science at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since 1959, and was awarded the Engelhart Chair in Materials Science in 1974. In February 1993, Dr. Cohen was elected to the National Academy of Engineering. Dr. Cohen also serves as director of Apogee Enterprises, Inc.

              Eugene W. Emmerich   Director since 1979

              Age 68

              Dr. Emmerich has served as President and Chief Executive Officer ("CEO") of Cadtrak Corporation, a licensor of patented technology to the computer industry with emphasis on graphics related patents, for more than the past five years.

              G. Robert Evans      Director since 1991

              Age 67

              Mr. Evans retired as Chairman of the Board of the Company in December 1997. He served as Chairman of the Board since January 1997, and as Chairman and CEO of the Company since June 1991. Mr. Evans also serves as a director of Consolidated Freightways Corporation and Swift Energy Company.

              E. F. Heizer, Jr.    Director since 1976

              Age 69

              Mr. Heizer is a venture capitalist and has been involved in developing early stage companies since 1962. Since 1985, he has served as Chairman of Heizer International, and from 1969 until 1985, he served as CEO of Heizer Corporation. Since 1995, he has served as Chairman of LBL, a Lloyds of London Bermuda-based insurance company. Mr. Heizer also serves as a director of Chesapeake Energy Corporation and Needham & Company, Inc.

              Gerald G. Nadig      Director since 1996

              Age 53

              Mr. Nadig has been Chairman, President and CEO of the Company since January 1998, President and CEO of the Company since January 1997, and was President and Chief Operating Officer since 1991.

              Irwin P. Pochter     Director since 1982

              Age 75

              Mr. Pochter retired as Chairman of the Illinois operations of Frank B. Hall & Co., an international insurance brokerage firm, in November 1987. Mr. Pochter had served in this capacity since June 1980. Mr. Pochter also serves as a director of Fort Lewis College located in Durango, Colorado.

              Howard B. Witt       Director since 1997

              Age 58

              Mr. Witt has been Chairman, President and CEO of Littelfuse, Inc. (an international and publicly-held company with approximately $300 milion in sales) since 1993, was previously President and CEO of Littelfuse from 1990, and prior to 1990 served in several key management positions with Littelfuse since joining the company in 1979. Mr. Witt is currently a member of the Electronic Industries Association Board of Governors, the Artisan Mutual Fund Board of Directors, and the Board of Directors of Franklin Electric Co.

Committees and Meetings of the Board

  The Board held eight meetings during fiscal 1999. Included among the committees of the Board are standing Audit, Compensation and Organization, and Technology Committees. During fiscal 1999, directors in total attended approximately 99% of the aggregate number of meetings of the Board and the committees on which they served.

  The Audit Committee, currently consisting of Messrs. Heizer (Chairperson), Pochter and Witt, met two times during fiscal 1999. The functions of this committee include the following: recommending the selection of independent public accountants to the Board; reviewing the scope of the audits performed by the independent public accountants, the audit reports and any recommendations made by them; reviewing in April of each year the results of the audit for the prior fiscal year with the independent public accountants before the annual report to shareowners for that fiscal year is released publicly; and reviewing any non-audit services provided by the independent public accountants.

  The Compensation and Organization Committee, currently consisting of Ms. Decyk (Chairperson) and Messrs. Heizer and Witt, met five times during fiscal 1999. The functions of this committee include the following: determining, in consultation with the Company's Chairman, President and CEO, the compensation, including long-term performance incentives, of the Company's officers; reviewing and approving bonus compensation paid to the Company's key employees; reviewing and making recommendations to the Board with respect to the Company's compensation and benefit plans and policies; and overseeing director affairs, including serving as the nominating committee.

  The Technology Committee, currently consisting of Dr. Cohen (Chairperson), Dr. Emmerich and Mr. Evans, met three times during fiscal 1999. The functions of this committee include analyzing current technology and its use and application in the Company's processes and evaluating technological developments and the suitability of new technology for the Company's operations. This committee also is evaluating the potential costs, problems and uncertainties associated with the Year 2000, and analyzing the effect of these factors on the operations of the Company.

  During fiscal 1999, directors who are not executive officers of the Company received an annual retainer of $20,000, plus $1,000 per meeting for attendance at Board meetings, $3,000 per year for chairing a Board committee, $1,000 per meeting for attendance at Board committee meetings, $500 per meeting for special telephonic meetings, and reimbursement for normal travel expenses. $10,000 of the annual retainer was paid in cash, with the remainder paid in the form of stock options under the 1996 Stock Option Plan for Non-Employee Directors ("1996 Plan"). Each eligible non-employee director also received an additional incentive stock option under the 1996 Plan.

  On April 22, 1999, the Board of Directors reviewed a report by compensation consultants comparing MSC Board of Directors compensation to manufacturing companies of similar size. Board of Directors compensation was last reviewed three years ago. The Board of Directors approved an increase in the annual retainer of $10,000 (one-half in cash and one-half in the form of stock options as discussed above), effective September 1, 1999, consistent with the compensation consultants recommendation.

Security Ownership of Management of the Company

  The following table provides certain information, as of April 23, 1999 (except as otherwise noted), on the beneficial ownership of Common Stock as to each director of the Company, the executive officers named on the Summary Compensation Table below, and the directors and executive officers of the Company as a group. To the knowledge of the Company, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is the address of the Company.

                                   Number of     Shares
                                     shares       under
                                  beneficially exercisable           Percent of
Name                                owned(1)   options(2)    Total     Class
----                              ------------ ----------- --------- ----------
Jerome B. Cohen..................     1,000       28,556      29,556     (3)
Roxanne J. Decyk.................     5,570       28,556      34,126     (3)
Eugene W. Emmerich...............     6,525       33,746      40,271     (3)
G. Robert Evans..................   127,156      115,928     243,084     1.6
E. F. Heizer, Jr.................   146,638       30,146     176,784     1.1
Gerald G. Nadig..................    97,139      150,665     247,804     1.6
Irwin P. Pochter.................    87,376       15,746     103,122     (3)
Howard B. Witt...................     2,000       10,869      12,869     (3)
David A. Fletcher................    27,645       62,149      89,794     (3)
Frank J. Lazowski, Jr............    27,398       41,600      68,998     (3)
Thomas E. Moore..................    29,670       40,616      70,286     (3)
James J. Waclawik, Sr............    25,671       44,800      70,471     (3)
All executive officers and
 directors as a group (20
 persons)........................   804,224      772,452   1,576,676    10.1

--------
(1) For purposes of the table, a person generally is deemed to be a beneficial owner of a security (including restricted stock) if such person has or shares voting power or investment power (including the power to dispose of the security) with respect to such security or has the right to acquire beneficial ownership thereof within 60 days. This does not include shares under exercisable options (which information is set forth separately).
(2) Includes shares subject to options that are exercisable on April 23, 1999 and options which become exercisable within 60 days thereafter.
(3)Less than 1%.

                INFORMATION WITH RESPECT TO CERTAIN SHAREOWNERS

  The following table sets forth certain information on the beneficial ownership of Common Stock by each person known by the Company as of April 23, 1999 to own beneficially more than five percent of the Company's outstanding Common Stock. To the knowledge of the Company, each shareowner has sole or shared voting and/or investment power as to the shares shown.

                                                  Number of shares    Percent of
         Name and address of beneficial owner  beneficially owned (1)   class
         ------------------------------------  ---------------------- ----------
      Sequa Corporation......................        1,350,000           8.7
       200 Park Avenue
       New York, NY 10166

      Dimensional Fund Advisors, Inc. (2)....        1,206,400           7.8
       1299 Ocean Ave.
       11th Floor
       Santa Monica, CA 90401

      Frank L. Hohmann III (3)...............        1,001,850           6.4
       277 Park Avenue
       New York, NY 10172

      Capital Research and Management Company
       (4)...................................        1,000,000           6.4
       333 So. Hope Street
       Los Angeles, CA 90071

      ICM Asset Management, Inc..............          911,155           5.9
       601 W. Main Ave.
       Suite 600
       Spokane, WA 99201

      T. Rowe Price Associates, Inc..........          866,600           5.6
       100 E. Pratt Street
       Baltimore, MD 21202

      Woodland Partners LLC..................          862,250           5.5
       60 South Sixth Street
       Suite 3750
       Minneapolis, MN 55402

      Heartland Advisors, Inc................          805,000           5.2
       790 North Milwaukee Street
       Milwaukee, WI 53202

--------
(1) As reported in Schedules 13G and 13D filed with the Securities and Exchange Commission ("SEC").
(2) According to Dimensional Fund Advisors, Inc., all such securities are owned by advisory clients of Dimensional Fund Advisors Inc. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such securities.
(3) According to Mr. Hohmann, includes 12,000 shares held in trust for children of Mr. Hohmann, for which Mr. Hohmann states that he is not the trustee, and 30,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership.
(4) Capital Research and Management Company is a wholly-owned subsidiary of the Capital Group Companies, Inc. and serves as an investment advisor to SMALLCAP World Fund, Inc. (the registered holder of such shares).

                      COMPENSATION OF EXECUTIVE OFFICERS

I. Summary Compensation Table

  The following table discloses compensation received by the Company's Chairman, President and CEO and four other executive officers (all of whom except D. A. Fletcher comprise the Company's Policy Committee).

                                        Annual            Long-Term
                                     Compensation    Compensation Awards
                                    --------------- -----------------------
                                                     Above
                                                     Market     Securities
                                                     Stock      Underlying      All Other
                             Fiscal Salary   Bonus  Award(s)   Options/SARs    Compensation
Name and Principal Position   Year    ($)   ($)(1)    (#)          (#)            ($)(2)
---------------------------  ------ ------  ------- --------   ------------    ------------
G. G. Nadig..............     1999  365,000 178,286  33,000(3)       --           23,576
Chairman, President and       1998  365,000  81,468     --        40,000(4)       23,526
 Chief Executive Officer
  (CEO)                       1997  287,600 146,790     --        27,600(7)       23,460

T. E. Moore..............     1999  210,000  85,480  17,600(3)       --           20,505
Executive Vice President
 and                          1998  171,000  39,864     --        28,400(5)(6)    45,330
 Chief Operating Officer
  (COO)                       1997  130,600  63,037     --         6,300(7)       21,144

J. J. Waclawik, Sr.......     1999  154,000  50,148   8,100(3)       --           18,053
Vice President, Chief
 Financial                    1998  154,000  23,654     --        12,600(4)       44,088
 Officer and Secretary
  (CFO)                       1997  125,000  61,761     --        12,600(8)(9)    35,625

F. J. Lazowski, Jr.......     1999  131,000  42,658   4,000(3)       --           23,809
Senior Vice President,        1998  131,000  20,541     --         8,400(4)       35,172
 Human Resources              1997  123,600  39,852     --         8,400(7)       20,058

D. A. Fletcher...........     1999  173,000  85,421   4,000(3)       --           24,180
President and Chief
 Operating Officer,           1998  173,000  41,292     --         8,400(4)       29,006
 MSC Specialty Films Inc.     1997  163,200  73,176     --         6,000(7)       17,421

--------
(1) The 1997 bonus compensation for key corporate and affected business unit managers included a negative adjustment for prior periods to reflect the recomputed profit component after taking into account the accounting irregularities announced on April 7, 1997.
(2) Company matching contribution to the employee's Savings and Investment Plan contribution, payments for the Defined Contribution Plan and other incentive or personal benefits.
(3) Granted under the 1998 Long-Term Incentive/Leveraged Stock Awards Program at market value (approximately $12.06). The executive paid $1.00 per share for the award. The vesting threshhold increases each year such that by the end of three years (February 28, 2001), it is priced at $14.78; $15.81 at the end of four years; and $16.92 at the end of five years. The stock award will not vest and restriction removed until the price reaches these levels. If the stock price does not meet the threshholds by the end of five years, the stock award is canceled and the amount paid is forfeited.
(4) Granted under the 1995 Stock Option Program at an option price of $16.375 (market price on the date of grant). One-third of the options vested on March 1, 1998, one-third vested on March 1, 1999, and the final third will vest on March 1, 2000.
(5) 8,400 shares were granted under the 1995 Stock Option Program on March 1, 1997 at an option price of $16.375 (market price on the date of grant). One-third of the options vested on March 1, 1998, one-third vested on March 1, 1999, and the final third will vest on March 1, 2000.
(6) 20,000 shares were granted under the 1992 Awards Plan on May 1, 1997 at an option price of $15.00 (market price on the date of grant). One-third of the options vested on May 1, 1998, one-third vested on May 1, 1999, and the final third will vest on May 1, 2000.
(7) Granted under the 1995 Stock Option Program at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third vested on March 1, 1998, and the final third vested on March 1, 1999.

(8) 8,400 shares were granted under the 1995 Stock Option Program on March 1, 1996 at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third vested on March 1, 1998, and the final third vested on March 1, 1999.
(9) 4,200 shares were granted under the 1995 Stock Option Program on September 19, 1996 at an option price of $17.63 (market price on the date of grant). One-third of the options vested on September 19, 1997, one-third vested on September 19, 1998, and the final third will vest on September 19, 1999.

II. Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

  The following table provides information on option exercises and unexercised option values for the named executive officers.

                                                        Number of Securities
                                                       Underlying Unexercised     Value of Unexercised
                                                           Options/SARs at      In-the-Money Options/SARs
                            Shares                       Fiscal Year End (#)    at Fiscal Year End ($)(2)
                         Acquired on       Value      ------------------------- -------------------------
Name                     Exercise (#) Realized ($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ --------------- ----------- ------------- ----------- -------------
G. G. Nadig.............     None           N/A           --           --           --           --
T. E. Moore.............     None           N/A           --           --           --           --
J. J. Waclawik, Sr......     None           N/A           --           --           --           --
F. J. Lazowski, Jr......     None           N/A           --           --           --           --
D. A. Fletcher..........     None           N/A           --           --           --           --

--------
Note--The exercise price of all options granted to the above named individuals was the fair market value of a share of Common Stock on the date of grant.
(1) The reported value realized on the exercised options is the market price on the exercise date less the exercise price.
(2) The value of unexercised options is based on a market price of $7.1875 (the market price on February 26, 1999), less the exercise price.

III. Long-Term Incentive Plan Awards in Last Fiscal Year

                                         Number of Shares,  Performance or Other
                                             Units or           Period Until
Name                                    Other Rights (#)(1) Maturation or Payout
----                                    ------------------- --------------------
G. G. Nadig............................        33,000             3-5 Years
T. E. Moore............................        17,600             3-5 Years
J. J. Waclawik, Sr.....................         8,100             3-5 Years
F. J. Lazowski, Jr.....................         4,000             3-5 Years
D. A. Fletcher.........................         4,000             3-5 Years

--------
(1) Granted under the 1998 Long-Term Incentive/Leveraged Stock Awards Program at market value (approximately $12.06). The executive paid $1.00 per share for the award. The vesting threshhold increases each year such that by the end of three years (February 28, 2001), it is priced at $14.78; $15.81 at the end of four years; and $16.92 at the end of five years. The stock award will not vest and the restriction will not be removed until the price reaches these levels. If the stock price does not meet the threshholds by the end of five years, the stock award is canceled and the amount paid is forfeited.

                COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The functions of the Compensation and Organization Committee include establishing and administering compensation plans for Material Sciences Corporation executive officers, reviewing executive officer compensation levels and evaluating management performance. The Committee was composed of three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding the Company's compensation policies and programs for executive officers for fiscal year 1999.

Compensation Philosophy

  The MSC management compensation program is designed to reward outstanding performance and results. Compensation plans are designed to attract and retain top quality and experienced managers by providing the opportunity to earn above median cash compensation for superior corporate, business unit, and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC's shareowners.

Executive Compensation Components

  MSC's compensation program has the following components:

    . Base salaries at median competitive levels for similar-size companies in general industry:

     --Salaries reviewed annually.

     --Annual adjustments based on individual performance, changes in duties and responsibilities, and general movement in similar-sized companies in general industry salary levels.

    . Significant incentive opportunity for management employees:

     --Total earnings (salary plus bonus) opportunity between median and 60th percentile competitive levels for superior performance.

     --The payout can vary significantly based on business unit Economic
      Value Added (EVA(R)) target performance.

     --Beginning with fiscal 1999, the Compensation and Organization
      Committee adopted a new annual incentive plan for executive officers and other key management personnel. The new plans are based on, and operated in tandem with, the EVA(R) process that the Company has implemented in fiscal 1999. The EVA(R) process drives increased value within the Company, thereby, increasing shareowner value.

    .Stock options to management employees at median to 75th percentile competitive levels for similar-size companies in general industry:

     --Options were granted in fiscal 1996-97-98 to all key management employees at the 60th percentile competitive level, under the 1992 Awards Plan.

     --A restricted stock and cash award was issued in fiscal 1999 for key management employees. Those who chose to participate were required to invest their own funds in the award which vests upon achieving premium stock price levels over the next three (3) to five (5) years.

    . Special stock ownership long-term incentive to senior management employees:

     --One-time grant to management employees in fiscal 1994 to encourage and facilitate increased stock ownership and executive retention.

     --Restricted Stock Award that vests after five (5) to eight (8) years--sooner if aggressive share price targets are achieved--later if the stock price does not increase.

     --A matching Incentive Stock Option ("ISO") Grant--which vests if the underlying restricted stock is held for two (2) years after the restricted stock vests--otherwise the ISO shares do not vest for nine
      (9) years and eleven (11) months. Together with the "regular" stock options, this one-time grant puts the total long-term incentive package for key management employees at the 75th percentile for similar-size companies in general industry.

Fiscal 1999 Performance

  At the beginning of fiscal 1999, the Compensation and Organization Committee approved a new EVA(R) based incentive plan for Mr. Nadig. Under this plan, he received a bonus based upon certain achievement levels relative to the EVA(R) target. EVA(R) is a financial process that measures the increase or decrease in value for shareowners. The other executive officers and all management employees are also measured under EVA(R) targets. Achievement of target levels were reviewed and approved by the Compensation and Organization Committee.

  Mr. Nadig earned an annual incentive award of $178,286 in fiscal 1999. The incentive award reflects an achievement of 81% of the EVA(R) target in fiscal 1999. The other named executives received annual incentive awards in fiscal 1999 which reflect an achievement of 81% of the EVA(R) target except for Mr. Fletcher which reflected an achievement of 109%.

Fiscal 1999 Actions

  In fiscal 1999, Mr. Nadig was awarded a restricted stock (33,000 shares) and cash ($214,200) award which vests upon achieving premium stock price levels over the next three (3) to five (5) years. The other four named executives received restricted stock awards for a total of 33,700 shares, and an aggregate cash award of $218,100, which also vest upon achieving premium stock price levels over the next three (3) to five (5) years. The premium stock price levels were based on the market price at the time of grant, plus a premium.

  Because of below plan operating results in fiscal 1998, management chose to freeze salaries for fiscal year 1999 beginning March 1, 1998. However, on March 1, 1998, Thomas E. Moore, Executive Vice President and Chief Operating Officer of the Company, received an 18% salary increase as a result of his promotion in May 1997. Effective March 1, 1999, management lifted the salary freeze for all employees, including the named executives.

Compensation Consultants and Competitive Data

  The Compensation and Organization Committee has access to compensation consultants who work with the Committee from time-to-time on Board and executive compensation matters. The Committee also has access to competitive data on compensation levels for executive positions.

     Material Sciences Corporation Compensation and Organization Committee

                       Ms. Roxanne J. Decyk, Chairperson
                             Mr. E. F. Heizer, Jr.
                              Mr. Howard B. Witt

                                      MSC
                               PERFORMANCE GRAPH

  The following chart shows total shareowner returns, assuming $100 was invested on February 28, 1994 in Material Sciences Corporation, the S&P SmallCap 600 Index, and the new Comparator Group (as described below), with dividends, if any, reinvested through February 26, 1999. As discussed in the 1998 proxy statement, the Company adjusted its equity market index and its comparator group to an index and a group which it believes will be more representative in terms of performance measure, line-of-business and financial characteristics.

                   MSC 5-YEAR CUMULATIVE TOTAL RETURN VERSUS
                   THE S&P SmallCap 600 AND COMPARATOR GROUP



                                                      February 28 or 29,
                                               ---------------------------------
                                               1995   1996   1997   1998   1999
                                               ----- ------ ------ ------ ------
MSC........................................... 89.86  81.37  92.69  68.98  40.69
S&P SMALLCAP 600.............................. 95.80 125.53 146.48 197.65 163.83
COMPARATOR GROUP.............................. 94.35 100.95 108.08  99.65  70.07

COMPARATOR GROUP: COLD METAL PRODUCTS, INC. (CLQ)
                    GIBRALTOR STEEL CORPORATION (ROCK)
                    HUNTCO INC. (HCO)
                    OLYMPIC STEEL (ZEUS)
                    SHILOH INDUSTRIES, INC. (SHLO)
                    SOUTHWALL TECHNOLOGIES (SWTX)
                    STEEL TECHNOLOGIES, INC. (STTX)
                    WORTHINGTON INDUSTRIES, INC. (WTHG)

                        EMPLOYMENT AND OTHER AGREEMENTS

  In connection with Mr. Evans' retirement from his position from Chairman of the Board of the Company, Mr. Evans receives a supplemental pension consistent with an Employment Agreement (dated February 27, 1991) between the Company and Mr. Evans.

  On June 17, 1998, the Board approved change in control arrangements for approximately 84 employees, including Change in Control Agreements for all of its executive officers. In general, the Change in Control Agreements with the executive officers provide that in the event a Change in Control (as defined therein) employment is terminated by the Company without "Cause" (as defined therein) or by such executive for "Good Reason" (as defined therein) or, within 30 days after the first anniversary of a Change in Control, without Good Reason, the Company will pay to such executive officer a lump sum payment of one and a half to three times such executive officer's annual base salary plus bonus plus required defined contribution plan contributions, and will provide other compensation and benefits. Such Change in Control Agreements also provide for gross-up payments for certain income tax payments and for, in some cases, covenants not to compete.

  The Company has a severance agreement ("Severance Agreement") with Mr. Waclawik which provides for, among other things, severance benefits in certain circumstances. The Severance Agreement provides for eighteen months of both health benefits and severance payments equal to Mr. Waclawik's then current monthly base salary should his employment be terminated by the Company for reasons other than Good Cause (as defined in the Severance Agreement) or by Mr. Waclawik for certain specified reasons.

                           EMPLOYEE AND OTHER PLANS

Supplemental Pension Plan Agreements

  The Company has entered into Supplemental Pension Plan Agreements ("Supplemental Pension Plan Agreements") with sixteen current employees, including all executive officers as of April 23, 1999, which provide benefits in the event of termination of employment, disability or death before retirement. The disability benefit consists of a monthly payment until death equal to 50% of an individual's average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the "Other Benefits") from Social Security and any other pension or retirement programs (whether maintained by the Company or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual's 60th birthday) and continuing for 120 months or, if earlier, the death of the individual, equal to a specified percentage of the individual's average monthly compensation for the last 12 consecutive months prior to retirement, less the sum of the Other Benefits. The percentage varies depending on the participant's age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual's death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant's death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant's average monthly compensation for the 12 consecutive months prior to the participant's death, less the sum of the Other Benefits.

  The Supplemental Pension Plan Agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of the Company's Common Stock or (2) the participant's employment is terminated other than for cause, disability, death or voluntarily by the employee. For these purposes, termination of employment is deemed to occur after an individual's 65th birthday.

  The first Supplemental Pension Plan Agreements were entered into in June 1983. As of February 28, 1999, $2,350,926 had been accrued under the plans for current employees, of which $1,928,576 had been accrued to be paid to executive officers which includes $1,119,557 for persons named in the Summary Compensation Table (such accruals being $515,397, $234,183, $75,550, $238,019 and $56,408 for Messrs. Nadig, Moore, Waclawik, Lazowski and Fletcher, respectively).

                   PROPOSAL TO AMEND THE 1992 OMNIBUS STOCK
                         AWARDS PLAN FOR KEY EMPLOYEES

  The 1992 Awards Plan was originally adopted by the Board and approved by the shareowners of the Company in 1992. The 1992 Awards Plan was amended in 1995 and 1997 to increase the aggregate number of shares of Common Stock with respect to which awards may be granted under the 1992 Awards Plan by 600,000 and 150,000, respectively, to 2,437,500. After reviewing the Company's current compensation programs and incentives for key employees and consideration of, among other things, incentive programs established by comparable companies, the Board adopted an amendment to the 1992 Awards Plan ("1992 Plan Proposal") on April 23, 1999. The 1992 Plan Proposal will increase the aggregate number of shares of Common Stock with respect to which awards may be granted under the 1992 Awards Plan to 2,837,500 from 2,437,500 shares of Common Stock. The Board adopted the 1992 Plan Proposal subject to approval and adoption by the shareowners of the Company and provided that if not so approved, such amendment will terminate and be of no force or effect. Unless authority to vote for approval of the amendment is withheld in the proxy, signed proxies that are returned will be voted in favor of the amendment.

  The Board believes that the 1992 Plan Proposal is necessary for the Company to be able to continue to provide appropriate incentives to key employees and to encourage greater teamwork through rewards linked to increases in the price of Common Stock. Further, the Board considers such amendment to be an integral part of its market-competitive compensation program that enhances the Company's ability to retain a superior management team. As of April 23, 1999, of the 2,437,500 shares of Common Stock available for issuance upon the exercise or payment of awards granted under such plan, 161,173 shares of Common Stock remained available to be granted as awards. The increase of 400,000 shares will be used primarily for the Company's 1999 Long-Term Incentive/Leverage Stock Awards Program ("LTI Program"). The Company authorized the LTI Program that awarded performance-based restricted stock in the name of the employee, who has all rights of a shareowner, as well as a cash award, both of which are subject to certain conditions and restrictions as defined by the LTI Program. The LTI Program required those eligible employees to contribute a portion of the market price for every employee-elected restricted share, with the total shares elected to be less than or equal to the number of shares awarded in multiples of 100 shares. The restricted shares and cash award vest according to the Company's stock market performance over a three- to five-year period. In the event the Company's stock market performance exceeds the levels specified in the LTI Program (the price was set higher than the market price on the date of grant), the award will vest and the restrictions will be removed after the passage of time. If the specified stock performance levels are not achieved by March 1, 2004, the employee contribution, elected restricted stock and the cash award are forfeited. In addition, the shares will also be used for new hires, promotions and other incentives in line with past practices.

  For purposes of the following discussion, the 1992 Awards Plan, as it exists prior to the effectiveness of the 1992 Plan Proposal, is referred to as the "Existing Plan" and as proposed to be amended is referred to as the "Amended Awards Plan."

  In the event that the 1992 Plan Proposal is not approved by the Company's shareowners, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of Common Stock that currently remain available for awards under the Existing Plan.

  The complete text of the Amended Awards Plan reflecting all amendments to date and the 1992 Plan Proposal is set forth in Exhibit A attached hereto and should be read in its entirety by shareowners. The following description of the Amended Awards Plan is qualified in its entirety by Exhibit A.

  Administration Eligibility. The Compensation and Organization Committee administers the Amended Awards Plan, including the determination of employees eligible for participation and the form and amounts of awards. The Compensation and Organization Committee may, to the extent that any such action will not prevent the Amended Awards Plan from complying with Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934 (as amended, "Exchange Act"), delegate any of its authority thereunder to such persons as it deems appropriate. Under the Amended Awards Plan, awards may be made to those employees of the Company and its subsidiaries (including the Company's executive officers) who are deemed to be key employees. As of April 23, 1999, there were approximately 92 persons (including all executive members of the Company) eligible for participation under the Amended Awards Plan.

  Limitations on Shares to be Issued. After giving effect to the 1992 Plan Proposal, a maximum of 2,837,500 shares of Common Stock will be authorized to be issued under awards granted under the Amended Awards Plan. Shares covered by any award granted under the Amended Awards Plan which subsequently expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of Common Stock will again be available under the Amended Awards Plan. Based on the closing price of Common Stock on April 23, 1999, the aggregate market value of the total of 2,837,500 shares of Common Stock issuable under the Amended Awards Plan (which includes 161,173 shares currently available for issuance under the Existing Plan and the additional 400,000 shares covered by the 1992 Plan Proposal) is approximately $31,212,500. The calculation of the aggregate market value with respect to shares of Common Stock underlying options granted under the Amended Awards Plan is not reduced for prices paid or payable to the Company for such Common Stock by each optionee upon exercise.

  Awards. Awards may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock or other awards.

  Options. Options granted under the Amended Awards Plan may be either ISO's or non-qualified options or such other form of option as the Compensation and Organization Committee may determine. Each option will be exercisable immediately in full or will become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation and Organization Committee) over the option period as determined by the Compensation and Organization Committee. The expiration dates and the per share option price shall be determined by the Compensation and Organization Committee and specified in the option agreement, provided that the per share option price with respect to any option shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Options may be exercised in whole or in part. Shares acquired by exercise of an option may be paid for, at the discretion of the Compensation and Organization Committee, either in cash, in Common Stock (valued at the fair market value thereof on the date of exercise), by a combination thereof or with any other consideration.

  SARs. The Amended Awards Plan allows the Compensation and Organization Committee to grant awards in the form of SARs. An SAR entitles the holder to receive from the Company upon exercise an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price multiplied by the number of shares of Common Stock as to which the holder is exercising the SAR. SARs may be awarded in tandem with any previously or contemporaneously granted option or independent of any option. To the extent a tandem SAR is exercised, the related option will be canceled and, to the extent the related option is exercised, the tandem SAR will be canceled. The amount payable upon exercise of a SAR may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation and Organization Committee may determine.

  Incentive Awards of Restricted Stock. The Amended Awards Plan allows the Compensation and Organization Committee to award shares of Common Stock to participants ("restricted stock"). The Compensation and Organization Committee will establish a restriction period ("restriction period") for each restricted stock award. During this restriction period, shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions, the participant will have all the rights of a holder of Common Stock as to such restricted stock. The Compensation and Organization Committee may permit or require the payment of cash dividends to be deferred and, if the Compensation and Organization Committee so determines, reinvested in additional restricted stock or otherwise invested. Except as provided by the Compensation and Organization Committee, the participant will forfeit all shares of Common Stock still subject to restriction upon termination of such participant's employment for any reason during the restriction period.

  Other Awards. The Amended Awards Plan allows the Compensation and Organization Committee to grant other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of Common Stock, the performance of the participant or the performance of the Company. Such awards may be payable in Common Stock, cash or both. At the time of any such award, the Compensation and Organization Committee will, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation and Organization Committee may deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation and Organization Committee may determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

  Amendment. The Board or the Compensation and Organization Committee may suspend or terminate the Amended Awards Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Compensation and Organization Committee may deem advisable; provided, however, that no such amendment shall be made, without shareowner approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby. The Compensation and Organization Committee may amend or modify any award in any manner to the extent that the Compensation and Organization Committee would have had the authority under the Amended Awards Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

  Adjustments; Sale of the Company. Appropriate adjustments will be made by the Compensation and Organization Committee in the maximum number and kind of shares of Common Stock to be issued under the Amended Awards Plan and awards granted thereunder to give effect to any stock splits, stock dividends and other relevant changes in the Company's capitalization. If the Company shall effect a merger, consolidation or other reorganization pursuant to which the outstanding shares of Common Stock shall be exchanged for shares or other securities of the Company or any other corporation, the Company shall use its best efforts to provide in any related agreement or plan that any holder of an award under the Amended Awards Plan will receive in such transaction, as further described in the Amended Awards Plan, such kind and number of shares or other securities of the Company or such other corporation as the Compensation and Organization Committee deems equitable and appropriate. For example, an optionee would have the right to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or other such corporation which would have been issuable to him in respect of the number of shares of Common Stock which were subject to such option immediately prior to the effective date of such transaction if such shares had been then owned by him. Any such adjustment would be effected so that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after given effect to such adjustment and the aggregate option price of such shares or other securities will be substantially equal to (but will not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. If the adjustments described above have not been made with respect to any options, SARs or restricted stock issued pursuant to the Amended Awards Plan by the date ten days prior to the scheduled effective date of any such merger, consolidation or other reorganization, then such options and SARs will become exercisable in full and the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock will lapse as of such date.

  Upon the approval of the Company's shareowners of a merger, consolidation or other reorganization pursuant to which the outstanding shares of the Company's Common Stock are to be exchanged for cash, or upon the adoption by shareowners of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to the Amended Awards Plan will lapse and all options outstanding under the Amended Awards Plan will become exercisable in full.

  Federal Income Tax Consequences. The following discussion is a brief summary of the current federal income tax rules (including proposed regulations) relevant to stock options and SARs granted to individuals who are U.S. citizens or residents. The rules governing the tax aspects of these items are highly technical and subject to change.

  Non-Qualified Options and SARs. The grant of a non-qualified option or SAR with an exercise price per share not less than the fair market value of a share of Common Stock on the date of grant does not result in any taxable income to the recipient or deduction for the Company. However, when any such option is exercised (assuming the Common Stock acquired is not restricted stock for purposes of Section 83 of the Tax Code) the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price ("spread") will be taxable to the holder as ordinary compensation income. Similarly, when an SAR is exercised, the amount paid to the holder will be taxable as ordinary compensation income. In both cases, the Company will generally be entitled to a tax deduction in an amount equal to the income taxable to the holder.

  The optionee's tax basis in shares acquired upon exercise of a non-qualified option will equal the optionee's fair market value on the exercise date and the optionee's holding period for such shares will begin on the day after the exercise date.

  ISO's. An optionee will not be required to report taxable income on the grant or exercise of an ISO. The spread at exercise will, however, constitute an item includible in alternative minimum taxable income and may thereby subject the optionee to the alternative minimum tax.

  Upon the disposition of shares acquired pursuant to the exercise of an ISO ("ISO Shares") after the later of (a) two years from the date of the grant of such ISO and (b) one year from the date such ISO was exercised (the "ISO Holding Period"), the optionee will have a long-term capital gain or loss, as the case may be, measured by the difference between the selling price and the exercise price. In such case, the Company is not entitled to any tax deduction.

  In general, if an optionee disposes of ISO shares before the expiration of the ISO Holding Period (i.e., makes a "disqualifying disposition"), an amount equal to the spread at exercise will be taxable as ordinary income to the optionee at the time of the disposition. If the selling price is greater than the fair market value of the shares on the date of exercise, the excess will be taxable to the optionee as capital gain (long-term or short-term, depending upon whether the optionee held the ISO shares for more than 12 months). Except in certain limited circumstances (such as disposition by gift or by sale to a related person), if the selling price is less than the fair market value of the shares on the date of exercise, the difference will ordinarily reduce the amount of ordinary income taxable to the optionee.

  In the case of a disqualifying disposition, the Company generally is entitled a tax deduction in the same amount as the optionee's ordinary income. The Company is not entitled to any deduction with respect to an optionee's capital gain.

  Use of Stock to Pay Exercise Price. If an optionee delivers shares of previously-acquired Common Stock ("old shares"), however acquired, in payment of all or part of the exercise price of a non-qualified option, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received at exercise on a share-for-share basis. Assuming any additional shares received ("new shares") are not subject to restrictions, their fair market value at the exercise date will be taxable to the optionee as ordinary compensation income. The tax basis for the new shares will equal their fair market value on the exercise date and the holding period for such shares will begin on the day after the exercise date. The Company will generally be entitled to a tax deduction equal to the optionee's ordinary income.

  If an optionee delivers old shares (other than old shares acquired upon exercise of an ISO and not held for the ISO Holding Period) in payment of all or part of the exercise price of an ISO, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received (the "replacement shares") on a share-for-share basis. However, under proposed regulations, if there is a later disposition of the replacement shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received (and not their holding period for other purposes), and, if the result is a disqualifying disposition of the replacement shares, the consequences will be computed as if the optionee had paid fair value for the replacement shares at the time they were actually received (even though that may be different than their tax basis for other purposes). With respect to any new shares received, the optionee will have a tax basis equal to the amount of the exercise price paid in cash (if any), and the holding period will begin on the day after the exercise date. If there is a later disposition of the new shares, satisfaction of the holding period will begin on the day after the exercise date. If there is a later disposition of the new shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received, and the federal tax consequences will be based on the amount actually paid for the new shares (which should be the same as their tax basis for other purposes). Proposed regulations provide that when an ISO is exercised using old shares, a later disqualifying disposition of the shares received will be deemed to be a disposition of the shares having the lowest tax basis first.

  If an optionee pays the exercise price of an ISO in whole or in part with old shares that were acquired upon exercise of an ISO and that have not been held for the ISO Holding Period, the optionee incurs ordinary compensation income (but not capital gain) under the rules applicable to disqualifying dispositions, and the Company will generally be entitled to a corresponding compensation expense deduction. An optionee's basis in the replacement shares received is increased by the amount of the ordinary income recognized. Other than this recognition of ordinary income and the corresponding increase in basis, the rules described in the previous paragraph apply.

  Tax Withholding. The Company will withhold applicable federal and state income taxes and will require, when applicable, that participants pay to the Company, in addition to any exercise price, amounts required for any such withholding. The Compensation and Organization Committee has other rights and powers which it may exercise to satisfy any withholding or tax due with respect to any amount payable or shares issuable under the Amended Plan. If the Compensation and Organization Committee consent and other required conditions are met, participants may satisfy all or part of such tax obligation by having the Company withhold shares of Common Stock otherwise issuable under awards or by delivering previously owned shares to the Company.

  Section 16(b) Consequences. If a participant acquires shares on exercising an option and an immediate sale of such shares could subject such participant to liability under Section 16(b) of the Exchange Act (which might occur if the specific option grant is not approved by a requisite vote of the Board or Compensation and Organization Committee), such risk of liability may cause the date for determining the fair value and the acquisition date of the shares to be delayed for six months from the date of acquisition. This issue may be avoided (so that the actual acquisition date and fair market value on that date are used) by filing an election under Section 83(b) of the Tax Code.

Vote Required

  The 1992 Plan Proposal requires approval by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy. If vote is made by proxy and if no contrary specification is indicated on the proxy card, the shares represented thereby will be voted for approval of the 1992 Plan Proposal. Abstentions and non-voted shares with respect to the 1992 Plan Proposal will not be counted in determining whether the 1992 Plan Proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting. If the 1992 Plan Proposal is not approved and adopted by the shareowners of the Company at the upcoming 1999 Annual Meeting, the 1992 Plan Proposal will terminate and be of no force or effect. In this event, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of Common Stock that currently remain available for awards under the Existing Plan.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN PROPOSAL
                  TO THE 1992 OMNIBUS PLAN FOR KEY EMPLOYEES

             SHAREOWNER PROPOSAL TO REQUEST THE BOARD OF DIRECTORS
               TO REDEEM THE SHAREOWNER RIGHTS PREVIOUSLY ISSUED

  Mr. Morris Propp, 1035 South Federal Highway, Delray Beach, Florida 33483, claiming ownership for more than one year of Common Stock of the Company with a market value of at least $2,000 and representing that he will continue to hold the same through the date of the Annual Meeting, has proposed the adoption of the following resolution and has furnished the following statement of support for his proposal:

    RESOLVED, that the shareholders of Material Sciences Corporation request the Board of Directors to redeem the shareholders rights ("poison pill") previously issued unless such issuance is approved by the affirmative vote of shareholders at a meeting of shareholders to be held as soon as may be practicable.

                       Shareholder Statement of Support

  The shareholders of the Company believe the terms of the rights are designed to thwart an unwanted purchase of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a purchase justifies the unilateral imposition of such poison pill. Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

  We believe that the poison pill is having a significant adverse impact on shareholder value and should be eliminated. PLEASE VOTE FOR THIS PROPOSAL.

          Board of Directors' Statement of Opposition to the Proposal

  THE BOARD STRONGLY OPPOSES THE PROPOSAL AND RECOMMENDS A VOTE AGAINST IT. The Board believes the Company's Rights Agreement preserves and protects value for all our shareowners and provides the Board with an enhanced ability to maximize the value of your investment in the Company. Unless authority to vote against the shareowner proposal is withheld in the proxy, signed proxies that are returned will be voted against the shareowner proposal.

  Under Delaware law, the Board has a fiduciary responsibility to undertake to protect and maximize shareowner value and accordingly has a duty to oppose unfair takeover offers. The Delaware Supreme Court has held that adoption of a rights agreement is a valid exercise of a Board's business judgment when the rights agreement is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts interpreting Delaware law have repeatedly validated the use of rights agreements during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties. Over 1,600 publicly-held companies have adopted shareowner rights agreements.

  The Board believes the Rights Agreement allows the Company to more effectively address situations involving a potential change in control or sale of our Company. The Rights Agreement enables the Board to respond in an orderly and considered manner to an unsolicited bid. It puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareowners do not share in the premium associated with a change in control. The Rights Agreement also gives the Board a greater period of time within which it can properly evaluate any proposed offer. This additional time is important because hostile bidders frequently rely on the twenty business day offering period to stampede shareowners into accepting their offer at an unfair price. The Rights Agreement also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Company and our shareowners.

  Furthermore, if the sale of our Company is determined to be in the best interests of our Company and our shareowners, the Rights Agreement positions the Board to negotiate a higher price for our shareowners, from the original bidder or a third party. A March 1988 study by Georgeson & Co., a major proxy solicitor, found that companies with rights agreements received premiums which were on average 69% higher in takeover contests than the premiums received by companies without such plans. Similarly, a 1997 study prepared by Georgeson & Co. found that companies with poison pills received $13 billion in additional takeover premiums during the period from 1992-1996. Other studies have made similar conclusions.

  The Rights Agreement is not designed or intended to entrench the Company's management. All of our directors are outside directors, except for one. All are prominent representatives of the business community. The preponderance of outside directors, their credentials and the fiduciary obligations imposed by law on all directors assure that the Board will act in the best interests of the Company and our shareowners in deciding options under the Rights Agreement.

  It is also important to note that the Rights Agreement is not intended to prevent a bidder from making a tender offer for the Company and it will not do so. The basic objective of the Rights Agreement is to encourage prospective acquirors to negotiate with the Board so the Board can act to protect the interests of shareowners. The Board's ability to negotiate with a potential acquiror on behalf of all shareowners is significantly greater than that of an individual shareowner. In deciding whether or not to redeem the rights agreement in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and our shareowners.

  For the reasons set forth above, the Board urges shareowners to reject this proposal.

 THE BOARD RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING PROPOSAL.
     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED, UNLESS
                SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of the Company's Common Stock with the SEC. Directors and officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from March 1, 1998 through February 28, 1999, its directors and officers complied with all applicable filing requirements.

                                 MISCELLANEOUS

Shareowner Proposals for 2000 Annual Meeting of Shareowners

  Proposals of shareowners intended to be presented at the 2000 Annual Meeting of Shareowners must be received by the Company no earlier than March 17, 2000 nor later than April 18, 2000, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Discretionary Voting of Proxies on Other Matters

  The Board and management do not now intend to present, nor do they know of any others who intend to present, any matters at the 1999 Annual Meeting of Shareowners other than those disclosed in the notice of the meeting. Should any other matter requiring a vote of the shareowners arise, however, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares on any such other matter in accordance with their best judgment.

Solicitation of Proxies

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, the Company expects to pay $6,500, plus expenses, for assistance by Corporate Investor Communications, Inc. ("CIC") in the solicitation of proxies. Some of the officers and other employees of the Company and CIC may solicit proxies personally, by telephone, telegraph, or mail. The officers and employees of the Company will not receive any additional compensation for such activities.

Additional Information

  The Company will provide without charge to each shareowner upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

                        Shareowner Relations Department
                         Material Sciences Corporation
                           2200 East Pratt Boulevard
                          Elk Grove Village, IL 60007

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

                                          By Order of the Board of Directors,

                                          James J. Waclawik, Sr.
                                          Vice President,
                                          Chief Financial Officer and
                                           Secretary

Elk Grove Village, Illinois
May 12, 1999

                                                                      EXHIBIT A

                         MATERIAL SCIENCES CORPORATION

                        1992 OMNIBUS STOCK AWARDS PLAN
                               FOR KEY EMPLOYEES

  1. Purpose. The purpose of this 1992 Omnibus Stock Awards Plan for Key Employees (this "Plan") is to provide incentives to management and other key employees of Material Sciences Corporation (the "Company") and its subsidiaries (as determined by the committee) through rewards based upon the ownership and performance of the common stock of the Company, $.02 par value per share ("common stock").

  2. Limitations on Shares To Be Issued. The number of shares of common stock with respect to which awards may be granted under this Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 2,837,500 shares, provided, however, that to the extent any awards hereunder expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of common stock thereunder, such shares shall again be available under this Plan. Shares of common stock issued under this Plan may be authorized and unissued shares of common stock, treasury stock, or a combination thereof, as the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") shall determine.

  3. Awards. The Compensation Committee may grant to those persons who it deems to be key employees of the Company or any subsidiary of the Company (collectively, the "participants"), in accordance with this Section and the other provisions of this Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards. For the purposes hereof, joint ventures in which the Company owns an equity interest shall be considered a subsidiary of the Company.

 (a) Options.

  (i) Options granted under this Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify under such Section ("non-qualified options"), or in such other form, consistent with this Plan, as the Compensation Committee may determine. Each option granted under this Plan shall be evidenced by a written agreement between the Company and the optionee, and such written agreement shall specify whether such option is intended to be an ISO or a non-qualified option. Each option shall be exercisable immediately in full or shall become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation Committee) over the option period in such percentages of the total number of shares covered by the option as shall be determined by the Compensation Committee and stated in the agreement evidencing such option.

  (ii) The per share option price shall be a price determined by the Compensation Committee and specified in the option agreement, provided that the per share option price with respect to any options granted under this Plan (including, without limitation, any ISO's) shall not be less than 100% of the fair market value (determined in accordance with procedures established by the Compensation Committee, the "fair market value") of a share of common stock on the date the option is granted.

  (iii) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Secretary of the Company) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Compensation Committee, (A) in cash (including check, bank draft, or money order), (B) in common stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and common stock or (D) with any other consideration.

 (b) SAR

  (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the Compensation Committee multiplied by the number of shares of common stock as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine, which determination shall be made after considering any preference expressed by the holder.

  (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Secretary of the Company) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

 (c) Incentive Awards of Restricted Stock.

  (i) Shares of common stock may be awarded to participants, subject to this paragraph 3(c) and such other terms and conditions as the Compensation Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

  (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Compensation Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant shall have all the rights of a holder of common stock as to such restricted stock. The Compensation Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional restricted stock or otherwise invested. At the expiration of the restriction period, the Corporation shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to paragraph 3(c)i).

  (iii) Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares of common stock still subject to restriction shall be forfeited by the participant.

 (d) Other Awards.

  (i) Other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of common stock, the performance of the participant or the performance of the Company, may be granted under this Plan. Such awards may be payable in common stock, cash or both, and shall be subject to such restrictions and conditions, as the

Compensation Committee shall determine. At the time of any such award, the Compensation Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

  (ii) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Compensation Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the common stock and dividends thereon) as the Compensation Committee may determine. Payment of deferred amounts may be in cash, common stock or a combination thereof, as the Compensation Committee may determine. Deferred amounts shall be considered an award under this Plan. The Compensation Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of participants.

  4. Adjustments for Changes in Capitalization or Corporate Reorganizations. Appropriate adjustments shall be made by the Compensation Committee in the maximum number and kind of shares of common stock to be issued under this Plan, and in the number and kind of shares of common stock that are the subject of any option, SAR, restricted stock or other award under this Plan, to give effect to any stock splits, stock dividends and other relevant changes in capitalization occurring after the effective date of this Plan. If the Company shall effect a merger, consolidation or other reorganization, pursuant to which the outstanding shares of common stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or other reorganization that:
(1) any holder of restricted stock issued pursuant to this Plan shall receive in such transaction, subject to substantially the same restrictions in transferability as apply to such restricted stock, the kind and number of shares or other securities of the Company or such other corporation which is issuable to the owner of a like number of unrestricted shares of common stock;
(2) any optionee under this Plan shall have the right (a) to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or such other corporation which would have been issuable to him in respect of the number of shares of common stock which were subject to such option immediately prior to the effective date of such merger, consolidation or other reorganization if such shares had been then owned by him, and (b) to exercise SARs with respect to such shares in lieu of such purchase to the extent such optionee had such rights with respect to the options outstanding immediately prior to the effective date of such merger, consolidation or other reorganization; and (3) any holder of any other award under this Plan shall receive in such transaction such kind and number of shares or other securities of the Company or such other corporation as the Compensation Committee deems equitable and appropriate. Any adjustment with respect to options required by this Section 4 shall be effected in such manner that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after giving effect to such adjustment and the aggregate option price of such shares or other securities shall be substantially equal to (but shall not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. Any adjustments made under this Section 4 shall be determined by the Compensation Committee.

  If the provision in the first paragraph above, insofar as it related to options or SARs, has not been made with respect to any of the options or SARs issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the options and SARs outstanding under this Plan shall thereupon become exercisable in full. If the provision for restricted stock described in the first paragraph above has not been made with respect to any of the restricted stock issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock as to which such provision has not been made shall thereupon lapse as of such date.

  Upon the approval by the shareowners of the Company of a merger, consolidation or other reorganization pursuant to which the outstanding shares of common stock are to be exchanged for cash, or upon the adoption by the shareowners of the Company of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to this Plan shall thereupon lapse, and all options outstanding under this Plan shall thereupon become exercisable in full.

  5. Miscellaneous Provisions.

  (a) Administration. This Plan shall be administered by the Compensation Committee. Subject to the limitations of this Plan, the Compensation Committee shall have the sole and complete authority: (i) to select participants in this Plan, (ii) to make awards in such forms and amounts as it shall determine,
(iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret this Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan, (v) to correct any defect or omission or to reconcile any inconsistency in this Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with this Plan shall be borne by the Company, subject to such allocation to its subsidiaries and operating units as it deems appropriate. The Compensation Committee may, to the extent that any such action will not prevent this Plan from complying with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended ("Rule 16b-3"), delegate any of its authority hereunder to such person as it deems appropriate. The Compensation Committee may also establish a "cashless exercise" program with a third party brokerage firm pursuant to which, at the discretion of the Compensation Committee, options hereunder may be exercised, subject to any restrictions imposed by the Compensation Committee.

  (b) Non-Transferability. Subject to the provisions of paragraph 5(e), no award under this Plan, and no interest therein, shall be transferable by the participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during the participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award. Awards under this Plan shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of a participant or possess any rights of a participant by virtue of any attempted execution, attachment or other process.

  (c) Tax Withholding. The Compensation Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares of common stock issuable under this Plan, and the Compensation Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Compensation Committee, a participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Compensation Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

  (d) Listing and Legal Compliance. The Compensation Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Compensation Committee.

  (e) Beneficiary Designation. Subject to paragraph 5(b), participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under this Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Compensation Committee, and will be effective only when filed by the participant in writing with the Compensation Committee during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid or unexercised at the participant's death shall be paid to or exercised by the participant's estate.

  (f) Rights of Participants. Nothing in this Plan shall interfere with or limit in any way the right of the Company to participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

  (g) Effective Date and Term of Plan. This Plan as amended shall be effective as of March 1, 1999, provided, however, that this Plan as amended shall cease to be effective and any awards granted hereunder and permitted only as a consequence of the amendments hereto shall become null and void if this Plan as amended is not approved by the Company's shareowners before February 29, 2000.

  (h) Amendment, Suspension and Termination of Plan. The Board or the Compensation Committee may suspend or terminate this Plan or any portion hereof at any time and may amend it from time to time in such respects as the Board or the Compensation Committee may deem advisable; provided, however, that no such amendment shall be made, without shareowner approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify this Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. The Compensation Committee may amend or modify any award in any manner to the extent that the Compensation Committee would have had the authority under this Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

  (i) Compliance with 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, that such provision shall be deemed null and void to the extent required to permit this Plan to comply with Rule 16b-3.

[MATERIAL SCIENCES CORPORATION LOGO]

Notice of Annual Meeting
of Shareowners
and Proxy Statement

Meeting Date
June 17, 1999


YOUR VOTE IS IMPORTANT!

Please sign and promptly
return your
proxy in the enclosed envelope.








[LOGO OF RECYCLED PAPER]        Printed on recycled paper

                         MATERIAL SCIENCES CORPORATION
                           2200 East Pratt Boulevard
                      Elk Grove Village, Illinois  60007

         PROXY - Solicited on Behalf of the Board of Directors - PROXY

                         Annual Meeting of Shareowners
                          To be Held on June 17, 1999

                  Please mark, date and sign on reverse side
                     and return in the enclosed envelope.

     The undersigned hereby appoints Gerald G. Nadig and E. F. Heizer, Jr. as proxies, each with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 17, 1999, at 10:00 a.m. CDT in the Auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment thereof.

     Your vote for seven directors may be indicated on the reverse side. Jerome
B. Cohen, Eugene W. Emmerich, G. Robert Evans, E. F. Heizer, Jr., Gerald G. Nadig, Irwin P. Pochter and Howard B. Witt have been nominated for election of directors.

      (Continued and to be marked, dated and signed on the reverse side)


                           s FOLD AND DETACH HERE s

Please mark your vote as indicated in this example  X

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary specification is indicated, the shares represented by this proxy will be voted (1) for the election of all nominees for director, (2) in favor of the amendment to the 1992 Omnibus Stock Awards Plan and (3) against the shareowner proposal. Discretionary authority to cumulate votes is being solicited.

                                     FOR all nominees     AUTHORITY
                                    (except as listed     WITHHELD
                                     to the contrary)      for all
1.  Election of directors: (duly           [_]               [_]
    nominated and named on the
    reverse side of this proxy)

Authority withheld for the following only (write nominee's name(s) in the space below):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  For    Against    Abstain
2.  Approval and adoption of the amendment        [_]      [_]        [_]
    to the 1992 Omnibus Stock Awards Plan for
    Key Employees to increase the number of
    shares of Common Stock issuable thereunder
    by 400,000 shares as proposed by the
    Company.
                                                  For    Against    Abstain
3.  Approval and adoption of the shareowner       [_]      [_]        [_]
    proposal to request the Board of Directors to redeem the shareowner rights previously issued.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature _______________________________________  Date ________________, 1999

Signature _______________________________________  Date ________________, 1999

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.